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                                                                    EXHIBIT 23.2



                        INDEPENDENT AUDITORS' CONSENT




CMS Nomeco Oil & Gas Co.
Detroit, Michigan

We consent to the use in this Registration Statement of CMS Nomeco Oil & Gas Co. on Form S-1 of our report dated June 24, 1994 (July 31, 1994, as to Note 8) (such report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about Walter International, Inc.'s ability to continue as a going concern), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP


Houston, Texas

January 15, 1996.